SUNTRUST MORTGAGE, INC.                      ROBERT W. HEARN, JR.
Post Office Box 4333                         President
Atlanta.  GA 30302-4333
Tel (404) 955-6000

SUNTRUST (logo)



				 February 2, 1996



Arthur Andersen LLP
133 Peachtree Street, NE
Atlanta, GA 30303


Dear Sirs:

As of and for the year ended December 31, 1995, SunTrust Mortgage, Inc. has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, SunTrust Mortgage, Inc. had in effect a fidelity bond and errors and omissions policy in the amounts of $105,000,000 and $12,000,000 respectively.


				 Sincerely,


				 /s/ Robert W. Hearn
				 Robert W. Hearn
				 President/CEO



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